EXHIBIT 99.2

PRESS RELEASE DATED JULY 27, 2018

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

Update to Northfield Bancorp, Inc. press release issued July 25, 2018

WOODBRIDGE, NEW JERSEY, JULY 27, 2018....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, issued an earnings release on July 25, 2018, which included a typographical error related to its deposit composition table. The table incorrectly labeled Certificates of deposit $250,000 or more and Certificates of deposit Under $250,000. The following is the correct table:

	June 30, 2018	March 31, 2018	December 31, 2017
Transaction:
Non-interest bearing checking
Business customers	$230,851	$221,942	$225,629
Municipal customers	14,638	16,088	18,682
Retail customers	165,938	167,887	162,956
Total non-interest bearing checking	411,427	405,917	407,267
Negotiable orders of withdrawal
Business customers	135,733	138,173	137,705
Municipal customers	247,750	302,758	285,122
Retail customers	37,684	39,535	42,313
Total negotiable orders of withdrawal	421,167	480,466	465,140
Total transaction	832,594	886,383	872,407
Savings:
Savings	417,665	415,443	424,789
Money market
Business customers	102,701	92,139	84,384
Municipal customers	34,187	38,036	41,777
Retail customers	607,665	645,254	674,693
Total money market	744,553	775,429	800,854
Total savings	1,162,218	1,190,872	1,225,643
Certificates of deposit:
Brokered deposits	170,835	144,279	150,639
$250,000 or more	149,507	134,003	110,964
Under $250,000	652,127	549,539	477,326
Total certificates of deposit	972,469	827,821	738,929
Total deposits	$2,967,281	$2,905,076	$2,836,979

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.